Exhibit 10.6

EMPLOYMENT SEPARATION AGREEMENT

I. THE PARTIES. This Employment Separation Agreement (“Agreement”) is made and entered into on June ___, 2022 (“Effective Date”) by:

Employer: Mullen Automotive, Inc. and Mullen Technologies, Inc. (collectively “Employer”), both with a mailing address of 1405 Pioneer Street Brea, CA 92821

and

Employee: Jerry Alban (“Employee”) with a mailing address of 36 Oak Tree Lane Irvine, CA 92612

Collectively, the Employer and Employee shall be referred to as the “Parties.” It is known that the Parties wish to separate and discontinue their employment relationship in an amicable manner. Now, therefore, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

II. EMPLOYMENT STATUS. The Parties acknowledge that Employee’s the last day of employment shall be July 1st, 2022 (“Employee’s Last Day”). The Employer has paid the Employee all payments due through July 1st, 2022, and all standard deductions and regular payroll tax withholdings have been made. These payments shall be reflected in the IRS W-2 form that the Employer shall issue for the fiscal year.

III. SEVERANCE. In consideration of the promises set forth in this Agreement, the Employer agrees to issue to Employee, 250,000 restricted shares of its publicly traded stock MULN (the “Severance Payment”). The Severance Payment shall not be delivered to the Employee until this Agreement becomes effective as described in Section I of this Agreement. The Severance Payment(s) shall be subject to the appropriate taxes and other payroll deductions required by law, and these monies shall be included in the IRS W-2 form the Employer shall issue to the Employee for the fiscal year. Employee agrees that, to the extent that any Federal, State, or Local taxes may be or become due or payable as part of the Severance Payment(s), that the Employee shall be fully responsible for paying such taxes. Employee further agrees to indemnify the Employer, and its agents, employees, members, former employees, partners, directors, officers, trustees, consultants, shareholders, attorneys and insurers, both past and present, from, and hold them harmless against any claim, liability, penalty or tax consequence made by any Local, State, or Federal administrative agency or court of competent jurisdiction for such unpaid taxes, including costs and counsel fees incurred by the Employer as a result of such claims.

IV. RETURN OF PROPERTY.

If the Employee has not done so already, the following property shall be returned to the Employer: office and door keycard.

V. Post-Employment Noncompetition and Non-solicitation Covenant.

In consideration of the Severance Payment, Employee agrees that for a period of two (2) years subsequent to Employee’s withdrawal from employment with the Company Employee will not, without the express prior written approval of the Board, (i) engage in competitive business activity in the USA either on Employee’s own behalf or that of any other business organization,

(ii) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person who has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency, or business relationship with the company or (iii) employ or seek to employee or cause any business organization engaged in competitive business activity to employ or seek to employ any person or agency who is then (or was at any time within six months prior to the date of Employee or such business employs or seeks to employ such person) employed or retained by the Company or its affiliates. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to another Company employee or consultant with respect to a future employment opportunity.

VI. EMPLOYEE’S BENEFITS. Employer agrees that any and all benefits that were provided to the Employee shall continue until July 1, 2022. In addition, the Employer shall assist the Employee in the transfer, change, or termination to employment benefits, including, but not limited to, health insurance plans, dental insurance plans, vision insurance plans, life insurance plans, disability insurance, childcare benefits, wellness programs, retirement plans, government assistance programs, and/or any other program or benefit that was readily accessible and being used by the Employee.

VII. INDEMNIFICATION. Under this Agreement, the Employer agrees to indemnify and release the Employee from any and all actions during their employment and the Employee agrees to indemnify and release the Employer and any of its predecessors, successors, parents, affiliated or subsidiary companies, and its present or former officers, directors, agents, board members, representatives, or employees, and the various Employer benefit plans, committees, trustees, fiduciaries, trusts and their respective successors and assigns, heirs, executors and persona or legal representatives (“Releasees”) from any and all claims or causes of action the Employee may have or claim to have against the Releasees including any claims arising out of or relating in any way to the Employee’s employment with the Employer and/or the termination of such employment. The claims released include, but are not limited to:

a.)

Statutory Claims. All statutory claims related to laws including, but not limited to, discrimination, civil rights, family leave, workers’ benefits, disability, rehabilitation, retirement, fair labor standards, labor rights, equal pay, minimum wage, or any other Local, State, or Federal act, code, statute, or law related to employment;

b.)	Constitutions. All claims arising under the United States or State constitutions;

c.)	Executive Orders. All claims arising under any executive order or derived from or based upon any State or Federal regulations;

d.)

Common Law. All common law claims, including but not limited to any and all rights to discovery, claims for wrongful discharge, constructive discharge, violation of public policy, breach of an express or implied contract, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, conspiracy, tortious interference with contract or prospective economic advantage, promissory estoppel, equitable estoppel, fraud, misrepresentation , detrimental reliance, retaliation, and negligence;

e.)

Claims for Compensation. All claims for any compensation including commissions, back wages, front pay, punitive damages, pay increases, bonuses or awards, fringe benefits, disability benefits, severance benefits, reinstatement, retroactive seniority, pension benefits, contributions to retirement plans, or any other form of economic loss;

f.)

Injury. All claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, and punitive damages; and

g.)	Fees. All claims for costs, interest, and attorneys’ fees.

Nothing contained in this paragraph is intended, nor shall be construed; (i) to waive or release any future claim arising after the date of this Agreement is signed by the Employee; or (ii) to limit the Employee’s right to enforce the terms of this Agreement. The Employee understands that any offer by the Employer to offer Severance Payment(s) or any other payment not mentioned in this Agreement does not constitute an admission by the Employer that is has conducted any misconduct or violated any statute, law, regulation, or ordinance or have any other legal obligation that it may owe to the Employee with respect to any aspect of their employment with the Employer or their separation therefrom.

VIII. LITIGATION. Employee represents that he has not, and agrees to not, file any lawsuit or claim against the Releasees based on any events, whether known or unknown, occurring prior to the date of the execution of this Agreement, including, but not limited to, any events related to, arising out of, or in connection with, their employment with the Employer, or the termination of such employment, in any court or tribunal of the United States, with the State of employment, or any other State, City, County, or Local jurisdiction. Employee also acknowledges and agrees that while this release does not preclude the Employee from filing a charge with the National Labor Relations Board, the Equal Opportunity Commission or a similar State or Local agency, or from participating in any investigation or proceeding with such an agency, he will not personal recover monies, and expressly waives the right to recover such monies, for any complaint or charge filed against the Employer with any Federal, State, or Local board, agency, or court.

IX. PRIOR AGREEMENTS. Any prior agreements between the Employee and the Employer that impose confidentiality, non-disclosure, non-competition, non-solicitation and/or other post-employment upon him shall remain in force and effect. In addition, from and after the Effective Date, the Employee agrees not to divulge or use to the detriment of the Employer, the Employee's benefit, or the benefit of any other person or entity, any proprietary or confidential information or trade secrets related to the Employer, including, without limitation, the Employer's trade secrets or other intellectual property rights, personnel information, know-how, customer lists, pricing information or other confidential or proprietary data, including data acquired in connection with their employment by the Employer, collectively this shall be referred to as "Confidential Information". On or before the Effective Date or the Employee’s Last Day, whichever is later, the Employee shall immediately deliver to the Employer all property that may contain Confidential Information, including, but not limited to, memoranda, books, papers, letters, and other data and all copied thereof, whether or not such materials contain Confidential Information, then in the possessions or control of the Employee. Confidential Information does not include information which (i) has become publicly known and generally made available through no wrongful act of the Employee, or (ii) has been rightfully received by the Employee from a third (3rd) party who is authorized to make such disclosure.

X. CONFIDENTIALITY. The Parties agree to maintain in confidence and not to disclose the terms of this Agreement, including, but not limited to, the Employee's employment and the separation from the Employer. It shall not be considered a breach of the obligation of confidentiality for the Employee to make disclosure of the settlement terms to their immediate family, who shall be first to expressly be advised of, and also be bound by, the sale requirement of confidentiality, or to make disclosure of the settlement terms and the underlying events in order to obtain private or confidential legal, tax, or financial advice, or to respond to any inquiry from any private or governmental entity or agency a tax filing in response to a court order. Employee agrees that if he is served or otherwise receives notice of any such court order, or if he believes such disclosure is required by any State or Federal law, he shall immediately provide written notice to the Employer so that it may be afforded the opportunity to oppose the same prior such disclosure. It shall not be considered a breach of the obligation of confidentiality for the Employer to make disclosure of the terms of this Agreement to the extent necessary to obtain approval for, and as required for implementation of, the terms, or for purposes of reporting this Agreement internally, or as part of the normal external disclosure of financial information to an auditor, or as required by taxing or other governmental authorities. The Parties represent that no unauthorized disclosures concerning the terms of this Agreement were made prior to signing this Agreement. In the vent the Employee is asked about the terms of this Agreement, he may state that their employment with the Employer has been terminated and that the relationship ended in an amicable manner.

XI. BREACH. Any breach by the Employee of the obligations under this Agreement shall be considered a material breach of this Agreement. The Employee acknowledges and understands that, in the event of such a breach or threatened by breaching this Agreement, the Employer, in addition to any other rights and remedies it may possess, shall be entitled to appropriate injunctive relief, and shall be further entitled to recover its reasonable costs and attorneys’ fee incurred in seeking relief for any such breach or threat by the Employee.

XII. DISPARAGING REMARKS. The Parties agree that they will not criticize, denigrate, or disparage each other as set forth herein. Employee agrees to not make any comments or statements to the media, the Employer’s current and former employees, any individual or entity with whom the Employer has a business relationship, or any other individual or entity if such comment or statement could be likely to adversely affect the conduct of the Employer’s business with that of such third (3rd) party, or any of the Employer’s plans, prospects, or business reputation of the Employer. This shall be to the extent that either Employee or Employer are legally required to disclose to a governmental entity or other third (3rd) party the reason(s) for the Employee’s separation from the Employer, the Employer or the Employee shall provide only their dates of employment and the positions held during such time. Any prospective employer of the Employee shall be informed that such limited information is disclosed in accordance with the Employer’s standard policy. Employee is instructed to direct any inquiries to Human Resources. By agreeing to this provision, the Employer is not accepting liability for statements made by current or former employees made outside the scope of employment.

XIII. OTHER AGREEMENTS. The Employee acknowledges that the only consideration he has received for authorizing this Agreement is that set forth herein. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with the Employee to cause him to enter into this Agreement. The Employee further acknowledges that the consideration he is receiving from the Employer through this Agreement is greater than any amount otherwise entitled to from the Employer.

XIV. REVIEW. Employee agrees and recognizes that he has had the opportunity to review this Agreement with legal counsel and that the Employer recommends that this Agreement is reviewed with a licensed attorney in the State that practices employment or specializes in employment matters. Nevertheless, the Employee acknowledges that he understands the language of this Agreement and accepts its terms freely, voluntarily, and without duress or coercion.

a.)

Revocation Period. In order to promote the best interests of the Employee, the Employer allows the unrestricted revocation of this Agreement within seven (7) days of its Effective Date or twenty-one (21) days if the Employee of over the age of forty (40) years at the time of the Effective Date (“Revocation Period”). Such revocation shall be known to the Employer immediately and, in order to successfully revoke this Agreement, any payment made to the Employee must be returned to the Employer within such time-frame. If any Federal, State or Local laws, regulations, or ordinances require that the Revocation Period is for more time than stated, this Agreement shall adhere to any minimum required time-period and the Employee shall have the same rights to revoke this Agreement.

XV. SEVERABILITY. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions, shall not be affected thereby and said illegal, unenforceable or invalid part, term or provisions shall be deemed not to be part of this Agreement.

XVI. GOVERNING LAW. This Agreement shall be governed by the State of California and its courts shall have the jurisdiction to be the proper venue for any disputes that may arise out of this Agreement.

XVII. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding and agreement between the Parties and, fully supersedes any and all prior contracts or agreements between the Parties pertaining to compensation or severance, and it likewise fully supersedes any and all other conflicting agreements or understandings between the Parties.

I, THE EMPLOYEE, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE AND WAIVER OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND BEEN ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.

Employee’s Signature ____________________________ Date _________________

Print Name: Jerry Alban

Employer’s Signature ____________________________ Date _________________

For: Mullen Automotive, Inc. and Mullen Technologies, Inc

Print Name David Michery, CEO